Exhibit 99.1

Kristin Copeland

Ketchum

404-879-9248

Kristin.Copeland@ketchum.com

Build-A-Bear Workshop, Inc. Names Chris Hurt Chief Operations Officer

For immediate release

ST. LOUIS (April 14, 2015) – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced the appointment of Chris Hurt to the position of chief operations officer effective April 15, 2015.

Hurt will lead the Build-A-Bear Workshop retail and operations teams to drive sales and profits, while promoting ongoing growth for the business. He will oversee all business operations, including the corporate strategy and structure for stores.

Hurt will work closely with the marketing, merchandising and store teams to ensure continued customer satisfaction and engagement levels across Build-A-Bear Workshop. He will report to Sharon Price John, chief executive officer.

“Throughout his career, Chris has been dedicated to advancing the retail experience from sales growth and store operations to exceeding guest expectations,” said John. “His joining our ranks is a positive and exciting move for our leadership team.”

Hurt is a veteran operations professional with more than 20 years of retail experience in senior leadership roles. He most recently held the position of senior vice president of North America at American Eagle Outfitters, Inc. and held the responsibility for creating and implementing a plan to grow overall revenue and contribution in over 1,000 retail stores in the U.S., Canada and Mexico.

Prior to joining American Eagle Outfitters, Hurt spent 10 years with Polo Ralph Lauren where he held many positions including senior director of stores and regional manager.

Hurt completed his undergraduate studies at the University of Missouri and holds a Bachelor of Arts in Communications.

About Build-A-Bear Workshop, Inc.

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The company was named to the FORTUNE 100 Best Companies to Work For® list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its website at buildabear.com®.

Trademarks

We would like to thank you for your interest in covering our business. As you write your story, we would ask that you use our full name: Build-A-Bear Workshop® and that when referencing the process of making stuffed animals you use the word “make” not “build.”

Build-A-Bear Workshop is our well-known trade name and our registered trademark of Build-A-Bear Retail Management, Inc. Build-A-Bear Workshop® should only be used in capital letters to refer to our products and services and should not be used as a verb.

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